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                                                           EXHIBIT 99.(a)(5)


                         BP Completes Vastar Purchase

     Houston (Sept. 15) -- BP today announced completion of the purchase of Vastar Resources, Inc. (VRI), following a favorable vote by VRI's minority shareholders to accept BP's offer of $83 per share. BP already owned 81.8 percent of VRI shares, acquired when the company purchased ARCO earlier this year. The cost of this purchase is approximately $1.5 billion.

     "The Vastar acquisition is a great strategic fit with our US upstream portfolio", said David H. Welch, BP's Houston-based Vice President, Upstream. "In the Mid Continent, the Rocky Mountains, the Gulf Coast, and the Continental Shelf and Deepwater areas of the Gulf of Mexico, this acquisition strengthens our oil and gas portfolio," Welch said.


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September 15, 2000

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